KeyW Reports Third-Quarter 2017 Financial Results

•	Third-quarter bookings total $273 million, or 2.2 times revenue;

•	Third-quarter revenue from continuing operations of $122.4 million;

•	GAAP EPS from continuing operations of $(0.08);

•	Third-quarter adjusted EBITDA from continuing operations (see below) of $11.6 million, 9.5% of revenue; and

•	Company updates fiscal 2017 financial guidance.

HANOVER, Md., November 2, 2017 (GLOBE NEWSWIRE)—The KeyW Holding Corporation (NASDAQ: KEYW), a pure-play national security solutions provider for the Intelligence, Cyber and Counterterrorism Communities’ toughest challenges, today announced third-quarter 2017 financial and operating results.

CEO Commentary

“KeyW’s third quarter produced solid bookings, and our pipeline remains robust; however, our financial results for the third quarter of 2017 fell short of expectations and that does not meet the standard I expect here at KeyW. Our third quarter shortfall was primarily due to product and service solutions awards that moved out to the fourth quarter of 2017 as well as 2018,” said Bill Weber, KeyW’s president and chief executive officer.

“With strong bookings and cost reductions throughout the newly combined company, I believe we have put the pieces in place to improve our financial performance going forward. Going into 2018, KeyW revenue exposed to recompete risk is now negligible. Furthermore, I am excited about both the growth and high-margin potential of our product solutions business and the benefits of greater stability and predictability that the increasing mix of services solutions contracts brings to the portfolio,” continued Weber. “Looking ahead, we continue to expect to meet our target fiscal year 2017 bookings of greater than one times revenue. A number of these potential awards are in KeyW’s ‘sweet spots’ in the Intelligence Community (IC) and intelligence-focused DoD military commands.”

Weber added: “As the company has discussed previously, we are focused on generating strong cash flow and de-leveraging the balance sheet; to this end, we paid down approximately $12 million of debt during the third quarter of 2017. Finally, we anticipate the Sotera integration to be materially complete by year end. We have achieved greater operational efficiencies as well as compelling business development and revenue synergies going into 2018. We continue to expect our Sotera acquisition to be highly accretive to GAAP EPS in 2018. Sotera’s capabilities and contract vehicles give us increased confidence we will benefit strategically from the newly combined company.”

Business Development Highlights and Contract Awards

For the third quarter, bookings to backlog totaled approximately $273 million, or 2.2 times revenue. Trailing 12-month contract award values totaled $547 million, or 1.1 times revenue. The company reported having approximately $1.3 billion in proposals submitted and awaiting award.

KeyW’s third-quarter awards are consistent with the company’s focus on its core competencies in:

•	Cyber Operations;

•	Customer-centric Intelligence, Surveillance and Reconnaissance (ISR) solutions; and

•	Mission-focused IT and intelligence analysis support of the most critical national security challenges.

Among the $273 million in bookings for the third quarter was a $136 million-dollar, two-year prime contract follow-on from an Intelligence Community customer. The company expects that this award—combined with other bookings in the third quarter of 2017—will create new revenue opportunities and significantly reduce the company’s re-compete risk in 2018, providing a more secure foundation for our long term growth targets.

Third-Quarter 2017 Results from Continuing Operations

Revenue increased by $50.3 million, or 69.8%, for the three months ended September 30, 2017, compared with the three months ended September 30, 2016. The increase is primarily attributable to contracts acquired through the acquisition of Sotera.

Operating income for the third quarter of 2017 was $2.4 million, or 2.0% of revenue, compared with operating income of $4.2 million, or 5.9% of revenue, for the third quarter of 2016. The decrease in operating income and margin resulted from higher operating expenses, primarily due to higher acquisition-related and other expenses and higher amortization expense. As expected, KeyW reported significantly lower sequential operating expenses, primarily due to greater operational efficiencies within the combined organization.

KeyW reported GAAP net loss from continuing operations of $4.2 million, or $0.08 per diluted share, for the third quarter of 2017, largely because of the factors affecting operating income. There were no discontinued operations in the third quarter of 2017.

Adjusted EBITDA from continuing operations was $11.6 million, or 9.5% of revenue, for the third quarter of 2017, versus $8.4 million, or 11.6% of revenue, in the prior-year period. Third-quarter 2017 adjusted EBITDA from continuing operations increased year-over-year primarily because of the additional revenue acquired in the Sotera acquisition, partially offset by the factors affecting operating income. Adjusted EBITDA margin decreased primarily because of the increased services solutions content of the additional revenue coupled with delays in product solutions revenues.

Additional Financial Metrics

KeyW reported total backlog at September 30, 2017, of $1.26 billion, of which $187.5 million was funded, compared with total backlog at June 30, 2017, of $1.11 billion, of which $178.8 million was funded.

Cash flow provided by operations for the nine months ended September 30, 2017, was $6.1 million, a decrease of $7.5 million compared with the same period in 2016. The decrease was primarily due to increased cash expenses related to the acquisition and integration of Sotera. Days sales outstanding (DSO) were 60 days, six days lower than the second quarter of 2017, which is in line with the company’s expected normalized range. Cash and cash equivalents at September 30, 2017, totaled $17.3 million. KeyW paid down $11.7 million of debt during the third quarter of 2017. At September 30, 2017, the company was in compliance with all of its debt covenants under the 2017 Credit Agreement.

2017 Financial Outlook

Mainly as a result of lower-than-expected product solutions sales and delayed start-ups of certain services solutions contracts in the third quarter of 2017, KeyW is updating its fiscal 2017 guidance, based on the company’s financial results for the first nine months of 2017 and its current outlook for the remainder of 2017. The table below summarizes the company’s fiscal year 2017 guidance:

	Updated Fiscal 2017 Guidance	Prior Fiscal 2017 Guidance
Revenue	$435 million - $445 million	$455 million - $485 million
Adjusted EBITDA margin	8.0% - 9.0%	10.0% - 11.0%

“During the third quarter, we announced a major change to our executive leadership team with the promotion of Kirk Herdman to lead our combined efforts in Corporate Strategy and Business Development. Kirk has a keen understanding of both KeyW and Sotera; he also has a proven track record of large prime contract wins within the Intelligence and Counterterrorism Communities. We couldn’t be more pleased to have Kirk lead this newly combined function,” concluded Weber.

Conference Call Information

As previously announced, a conference call has been scheduled to discuss these results today at 5:00 p.m. ET. At that time, management will review the company's third-quarter 2017 financial results, followed by a question-and-answer session.

Interested parties will be able to connect to our webcast via the Investor Relations page on our website, http://investors.keywcorp.com, on November 2, 2017. We encourage people to register for an email reminder about the webcast on the Events and Presentations link, also found on the Investor Relations page of our website. Interested parties may also listen to the conference call by calling 1-877-853-5645. The International Dial-In access number will be 1-408-940-3868. The conference ID for the event is 97352288.

An archive of the webcast will be available on our website following the call. In addition, a podcast of our conference call will be available for download from the Investor Relations page of our website at approximately the same time as the webcast replay.

About KeyW

KeyW is a pure-play national security solutions provider for the Intelligence, Cyber and Counterterrorism Communities' toughest challenges. We support the collection, processing, analysis and dissemination of information across the full spectrum of their missions. We employ and challenge more than 2,000 of the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence and combating global terrorism.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; our full-year 2017 revenue, adjusted EBITDA margin and diluted share count estimates under the heading “2017 Financial Outlook”; future dependence on quarterly product solutions revenue; expected revenue contribution of new service solutions contracts in early 2018; expected 2017 fourth quarter award announcements; our ability to meet our 2017 target bookings to revenue ratio; the accretiveness of the Sotera acquisition on 2018 GAAP EPS; ; and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to, those risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 15, 2017, our prospectus supplement, dated and filed with the SEC on January 27, 2017, with respect to our prospectus, dated December 22, 2016 included in our registration statement amendment on Form S-3/A (Registration No. 333-215115) filed with the SEC on December 21, 2016, and other filings that we make with the SEC from time to time. In addition, our acquisition of Sotera Defense Solutions, completed on April 4, 2017, involves risks and uncertainties, including (i) the inability to successfully implement integration strategies or realize the anticipated benefits of the acquisition, including the possibility that the expected synergies and cost reductions from the acquisition will not be realized or will not be realized within the expected time period; (ii) the increased leverage and interest expense of the combined company and our ability to comply with debt covenants under our secured credit facility entered into on April 4, 2017; (iii) changes in future business conditions that could cause our goodwill, which will increase as a result of the Sotera acquisition, to become impaired, requiring substantial write-downs. (iv) areas of Sotera’s internal controls that may need to be remediated or improved; (v) general economic conditions and/or conditions affecting the parties’ current and prospective customers; and (vi) other risk factors with respect to acquisitions contained in section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016 and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KeyW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise, unless required by law.

Media Contact:
Heather Williams
Corporate Media Relations
443.733.1613
communications@keywcorp.com
Investor Contact:
Mark Zindler
Vice President, Investor Relations
703.230.8200
investors@keywcorp.com

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue	$122,394	$72,111	$314,708	$219,099
Cost of revenue	93,116	48,312	235,186	148,576
Operating expenses	24,408	18,031	80,551	51,815
Intangible amortization expense	2,431	1,528	6,570	4,463
Operating income (loss)	2,439	4,240	(7,599)	14,245
Non-operating expense, net	4,583	2,612	11,977	6,776
(Loss) earnings before income taxes from continuing operations	(2,144)	1,628	(19,576)	7,469
Income tax expense (benefit), net on continuing operations	2,012	(1,876)	5,136	2,491
Net (loss) income from continuing operations	(4,156)	3,504	(24,712)	4,978
Loss before income taxes from discontinued operations	—	(1,044)	—	(27,990)
Income tax benefit, net on discontinued operations	—	(4)	—	(494)
Net loss on discontinued operations	—	(1,040)	—	(27,496)
Net (loss) income	$(4,156)	$2,464	$(24,712)	$(22,518)

Weighted average common shares outstanding
Basic	49,771	40,955	48,627	40,368
Diluted	49,771	41,306	48,627	40,931

Basic net (loss) earnings per share:
Continuing operations	$(0.08)	$0.09	$(0.51)	$0.12
Discontinued operations	—	(0.03)	—	(0.68)
Basic net (loss) earnings per share	$(0.08)	$0.06	$(0.51)	$(0.56)

Diluted net (loss) earnings per share:
Continuing operations	$(0.08)	$0.09	$(0.51)	$0.12
Discontinued operations	—	(0.03)	—	(0.67)
Diluted net (loss) earnings per share	$(0.08)	$0.06	$(0.51)	$(0.55)

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)
(In thousands, except par value per share amounts)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$17,266	$41,871
Receivables	81,607	43,141
Inventories, net	18,760	15,178
Prepaid expenses	3,069	1,350
Income tax receivable	334	318
Assets of discontinued operations	—	3,000
Total current assets	121,036	104,858

Property and equipment, net	44,034	40,615
Goodwill	491,999	290,710
Other intangibles, net	24,750	7,871
Other assets	2,971	1,399
TOTAL ASSETS	$684,790	$445,453
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,869	$6,913
Accrued expenses	17,586	9,941
Accrued salaries and wages	33,787	15,122
Term loan – current portion	6,750	—
Deferred revenue	5,953	3,760
Liabilities of discontinued operations	—	1,185
Total current liabilities	81,945	36,921

Convertible senior notes, net of discount	137,347	132,482
Term loan – non-current portion, net of discount	122,069	—
Non-current deferred tax liability, net	35,376	30,409
Other non-current liabilities	11,973	12,705
TOTAL LIABILITIES	388,710	212,517
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	—	—
Common stock, $0.001 par value; 100 million shares authorized, 49,796 and 40,977 shares issued and outstanding	50	41
Additional paid-in capital	421,730	333,883
Accumulated deficit	(125,700)	(100,988)
Total stockholders’ equity	296,080	232,936
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$684,790	$445,453

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Nine months ended September 30,
	2017	2016
Net loss	$(24,712)	$(22,518)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock compensation	3,054	2,172
Depreciation and amortization expense	12,736	10,460
Impairment of Commercial Cyber Solutions goodwill	—	6,980
Non-cash interest expense	5,356	4,700
Gain on disposal of assets	—	(3,447)
Loss on sale of assets held for sale	—	3,568
Write-off of deferred financing costs	—	340
Deferred taxes	5,109	1,974
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	2,329	11,113
Inventories, net	(3,582)	(1,165)
Prepaid expenses	(219)	(1,224)
Accounts payable	3,949	(3,071)
Accrued expenses	3,983	3,849
Other non-current assets/liabilities	(1,857)	(92)
Net cash provided by operating activities	6,146	13,639
Cash flows from investing activities:
Acquisitions, net of cash acquired	(236,091)	(2,504)
Purchases of property and equipment	(8,085)	(8,388)
Proceeds from sale of assets	—	16,226
Net cash (used in) provided by investing activities	(244,176)	5,334
Cash flows from financing activities:
Proceeds from stock issuance, net	84,586	—
Proceeds from issuance of term note	135,000	—
Repayment of term note	(1,688)	—
Issuance cost of term loan and revolving credit facility	(4,689)	—
Proceeds from revolver	10,000	—
Repayment of revolver	(10,000)	—
Proceeds from option and warrant exercises, net	216	2,305
Net cash provided by financing activities	213,425	2,305
Net (decrease) increase in cash and cash equivalents	(24,605)	21,278
Cash and cash equivalents at beginning of period	41,871	21,227
Cash and cash equivalents at end of period	$17,266	$42,505
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,622	$3,858
Cash paid for taxes	$15	$89

Non-GAAP Financial Measures

Adjusted EBITDA from continuing operations, and estimated adjusted EBITDA margin, as defined by KeyW, are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The adjusted EBITDA from continuing operations reconciliation table and adjusted EBITDA as percentage of full year revenue guidance reconciliation table below provide a reconciliation of these non-U.S. GAAP financial measures to net income (loss) from continuing operations and estimated net income (loss) from continuing operations margin, the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Adjusted EBITDA from continuing operations and adjusted EBITDA margin should not be considered as an alternative to net income, net income margin, operating income or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. Our adjusted EBITDA from continuing operations and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA from continuing operations, adjusted EBITDA margin or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA from continuing operations and adjusted EBITDA margin to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate.

We believe adjusted EBITDA from continuing operations and adjusted EBITDA margin are useful to investors in evaluating our operating performance for the following reasons:

•
we have various non-recurring transactions or non-operating transactions and expenses that directly impact our net income from continuing operations. Adjusted EBITDA from continuing operations is intended to approximate the net cash provided by operations by adjusting for non-recurring or non-operating items; and

•	securities analysts use adjusted EBITDA from continuing operations as a supplemental measure to evaluate the overall operating performance of companies.

Our board of directors and management use adjusted EBITDA from continuing operations:

•

•	as a measure of operating performance;

•	to determine a significant portion of management's incentive compensation;

•	for planning purposes, including the preparation of our annual operating budget; and

•	to evaluate the effectiveness of our business strategies.

Although adjusted EBITDA from continuing operations is frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA from continuing operations has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA from continuing operations does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	adjusted EBITDA from continuing operations does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA from continuing operations does not reflect interest expense or interest income;

•	adjusted EBITDA from continuing operations does not reflect cash requirements for income taxes;

•	adjusted EBITDA from continuing operations does not include non-cash expenses related to stock compensation;

•	adjusted EBITDA from continuing operations does not include acquisition costs and other adjustments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA from continuing operations does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate adjusted EBITDA from continuing operations or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Adjusted EBITDA from Continuing Operations Reconciliation Table
(in thousands and unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (Loss) Income from Continuing Operations	$(4,156)	$3,504	$(24,712)	$4,978
Depreciation	2,225	1,931	3,657	3,486
Intangible Amortization	2,431	1,528	6,570	4,463
Stock Compensation Amortization	1,140	669	2,098	1,147
Interest Expense	4,914	2,614	7,523	5,579
Tax Expense (Benefit)	3,124	2,972	3,124	4,367
Acquisition Costs and Other Adjustments	13,324	185	15,011	(1,124)
Adjusted EBITDA	$23,002	$13,403	$13,271	$22,896

Adjusted EBITDA as Percentage of Full Year Revenue Guidance Reconciliation Table

	Fiscal Year 2017 Estimate
	Low	High
Net (Loss) Income from Continuing Operations	(6.8)%	(5.5)%
Depreciation	2.0%	2.0%
Intangible Amortization	2.1%	2.0%
Stock Compensation Amortization	0.9%	0.9%
Interest Expense	3.9%	3.8%
Tax Expense	1.6%	1.6%
Acquisition Costs and Other Adjustments	4.3%	4.2%
Adjusted EBITDA Margin	8.0%	9.0%

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